Exhibit 10.10

Everett Co-operative Bank Annual Incentive Plan

I.	Establishment and Purpose of the Plan

Everett Co-operative Bank (“Bank”) has established the Everett Co-operative Bank Annual Incentive Plan (“Plan” or “AIP”) for the benefit of eligible participants. This AIP replaces the Everett Co-operative Bank Employee Incentive Plan in its entirety. This Plan operates as follows, for each Performance Period (as defined below), there is an aggregate bonus pool, which is the sum of the bonus targets of all eligible participants (“Aggregate Bonus Pool”). After the end of the Performance Period, the Compensation Committee of the Board of Directors of the Bank (“Committee”) determines the percentage of the pool that will be paid out for the applicable Performance Period (if any), based on the Bank’s satisfaction of the performance goals (set forth in Appendix A) as compared to target. The percentage of the Aggregate Bonus Pool that will be distributed will be between 0% and 150% of target. The payable portion of the Aggregate Bonus Pool is then separated into five tiers and awarded based on individual performance.

For purposes of this Plan, “Performance Period” is defined as January 1st – December 31st. The first Performance Period under this Plan will be January 1, 2022 – December 31, 2022.

In support of the Bank’s safety and soundness, the Plan will not be funded and annual bonuses will not be distributed under this Plan if the Bank does not achieve 85% of its target Pre-Provision Net Revenue, for the applicable Performance Period (“Plan Trigger”).

The Committee has developed and the Bank has approved this Plan to:

•	align participant performance with the Bank’s strategic plan;

•	attract and retain top talent;

•	motivate and reward participants for achieving /exceeding performance goals;

•	position the Bank’s total employee compensation to be competitive with the market; and

•	encourage teamwork across the Bank.

II.	Eligibility and Participation

You are eligible to participate in the Plan for a Performance Period if you satisfy all of the following eligibility criteria:

•	You have been designated by the Committee to a specific tier under the Plan; and

•	You are not a participant in any other cash-based incentive compensation plan or arrangement sponsored by the Bank or any affiliate of the Bank; and

•

You are a full-time or part-time employees (scheduled at least 20 hours or more every week) who joins the Bank by January 1st of the applicable Performance Period and you are actively employed by the Bank on December 31st of the applicable Performance Period. Any employee who joins the Bank after January 1st and before July 1st of an applicable Performance Period will participate in the Plan on a pro-rated basis. If you join the Bank after July 1st of an applicable Performance Period you may participate in the Plan for that Performance Period at the sole discretion of the Committee.

III.	Target Annual Bonus

For each Performance Period in which you are eligible to participate, you will be assigned a Target Annual Bonus (also referred to as a Target Incentive Opportunity), which will be a specified percentage of your Annual Base Salary, determined as of December 31st of the applicable Performance Period and based on your position and responsibilities at the Bank and your designated tier. The bonus, if any, that you ultimately receive for the Performance Period will be a percentage of your Target Annual Bonus, determined pursuant to Article IV below.

“Annual Base Salary” means the base compensation you actually receive during the applicable Performance Period (excluding overtime and any other additional cash or stock payments). Annual Base Salary shall include cash amounts paid by the Bank during a paid leave of absence.

IV.	Determining Your Bonus

On an annual basis the Committee, along with the Chief Executive Officer of the Bank, will establish target performance goals for each of the Plan’s performance metrics in connection with the development of the Bank’s budget and strategic plan.

After the end of each Performance Period, the Committee will evaluate the Bank’s financial performance results for the Performance Period and determine the extent to which the performance goals were attained and at what level (i.e. threshold, target and maximum).

Following its evaluation of the Bank’s performance results, the Committee will adopt a written resolution as to the extent of the attainment of the performance goals with respect to each of the goals for purposes of determining the funding of the Plan. Each performance goal will be calculated independently. Performance below threshold results in no payment for that performance goal. Results between threshold and target and target and maximum will be interpolated. Bonuses under the Plan are capped at the maximum incentive opportunity (150%).

Following an evaluation of the Chief Executive Officer’s performance for the applicable Performance Period, the Committee will recommend to the Board of Directors of the Bank a bonus for the Chief Executive Officer based on the incentive opportunities set forth on Appendix B. Following the Chief Executive Officer’s evaluation of the performance of the Bank’s Chief Operating Officer and Chief Lending Officer, the Chief Executive Officer and the Committee will recommend to the Board of Directors of the Bank a bonus for the Chief Operating Officer and Chief Lending Officer based on the incentive opportunities set forth on Appendix B. All other AIP participants will be provided with a Target Incentive Opportunity (see Article III) and the various individual performance goals that must be achieved to earn a bonus in an applicable Performance Period. At the end of each Performance Period, AIP participants will receive a scorecard that sets forth the participant’s level of achievement in the participant’s various performance goals. The scorecards will be used in connection with determining the percentage of a participant’s Target Annual Bonus that will be paid as a bonus for the applicable Performance Period.

If participants leave the Bank before the Payment Date (as defined in Article V) and, as a result, do not earn their bonus for the applicable Performance Period, their bonus will be reallocated by the Chief Executive Officer and the Committee, in their discretion, to other participants who are employed on the Payment Date and will become part of the bonuses paid to those other participants.

Bonuses will not be paid under this Plan unless the Plan Trigger is satisfied. See Article I for the definition of Plan Trigger.

V.	Conditions for Receiving a Bonus

All bonuses will be distributed in a lump sum cash payment no later than March 15th of the year following the Performance Period, unless the assessment of the Bank’s financial performance cannot be completed, for any reason, by that date (“Payment Date”). Except as otherwise expressly provided in this Article V, to be eligible to receive payment of any bonus under this Plan, you must be employed by the Bank on the Payment Date for that bonus.

If you are specifically exempt under a written Bank plan or agreement from the requirement to be employed on the Payment Date, you may remain eligible for payment of your bonus, depending on the terms of the applicable written plan or agreement. In such cases, the terms of such written plan or agreement will govern in all respects.

Also notwithstanding any other provision of the Plan, if you are a participant on a paid leave of absence, you are bonus eligible as long as you meet performance expectations during the Performance Period. Your bonus will be made on the Payment Date If you are a participant on an unpaid leave of absence, your bonus, if any, will be pro-rated if the unpaid leave is longer than a continuous six (6) months in duration during the Performance Period.

Further, if your employment ceases prior to the Payment Date by reason of your death, but you otherwise met all eligibility criteria specified in Article II, your estate may receive a prorated portion of your bonus for the applicable Performance Period, if any, that would have been paid had you lived to the Payment Date. In such a case, proration will be based on the percentage of time in the Performance Period during which you were employed and eligible to participate in the Plan. The prorated bonus, if any, will be paid on the Payment Date.

Further, if your employment ceases prior to the Payment Date by reason of your disability (as defined in the Bank’s 401(k) Plan) or upon attain of age 65 (Normal Retirement Age), but you otherwise met all eligibility criteria specified in Article II, you may receive a prorated portion of your bonus for the applicable Performance Period, if any, that would have been paid had you remained employed through the Payment Date. In such a case, proration will be based on the percentage of time in the Performance Period during which you were employed and eligible to participate in the Plan. The prorated bonus, if any, will be paid on the Payment Date.

If the Bank shall find that any person to whom any amount is payable under the Plan is unable to care for his/her affairs because of illness or accident, or is a minor, or has died, then any payment due him or his/her estate (unless a prior claim has been made by duly appointed legal representative), may be paid to his/her spouse, a child, a relative, an institution maintaining or having custody of such person, or any other person deemed by the Bank to be a proper recipient on behalf of such person otherwise entitled to payment or as may be determined by a court of competent jurisdiction. Any such payment shall be a complete discharge of the liability of the Plan, and therefore the Bank.

VI.	Recoupment of Incentive Compensation

If the Bank determines that it is required by law to apply a “clawback” or alternate recoupment provision to a bonus distributed under this Plan, under the Dodd-Frank Wall Street Reform and Consumer Protection Act or otherwise, then such clawback or recoupment provision also shall apply to the bonus, as applicable, as if it had been included on the date the Plan was established and the Bank shall notify you of such additional provision.

VII.	Termination, Suspension or Modification and Interpretation of the Plan

The Board may terminate, suspend or modify (and if suspended, may reinstate with or without modification) all or part of the Plan at any time, with or without notice to participants. The Committee has sole authority over administration and interpretation of the Plan, and the Committee retains its right to exercise discretion as it sees fit.

All Plan bonuses are paid from the Bank’s general assets. No trust, account or other separate collection of amounts will be established for the payment of bonuses under the Plan. Bonuses are unfunded obligations of the Bank, so if and when a bonus becomes due, a participant’s rights to payment are no greater than the rights of a general unsecured creditor.

VIII.	Communications

As noted in Article IV of this Plan, each participant will receive a scorecard that outlines the participant’s performance goals for each applicable Performance Period. The scorecards will be reviewed with each participant at the close of each Performance Period and the results will be communicated to each participant by the participant’s direct supervisor. The Chairperson of Committee and the Chairperson of the Board of Directors of the Bank will review the Chief Executive Officer’s scorecard and related performance with the Chief Executive Officer.

IX.	Other

This document sets forth the terms of the Plan and is not intended to be a contract or employment agreement between you or any other participant and the Bank or an affiliate of the Bank. As applicable, it is understood that both you and the Bank have the right to terminate your employment with the Bank at any time, with or without cause and with or without notice, in acknowledgement of the fact that your employment relationship with the Bank is “at will.”

Nothing in this Plan guarantees that any bonus will be paid to any participant. Receipt of a bonus in one year does not guarantee eligibility in any future year.

This Plan and the transactions and payments hereunder shall, in all respects, be governed by, and construed and enforced in accordance with the laws of the Commonwealth of Massachusetts or applicable federal law.

Each provision in this Plan is severable, and if any provision is held to be invalid, illegal, or unenforceable, the validity, legality and enforceability of the remaining provisions shall not, in any way, be affected or impaired thereby.

It is intended that all cash incentives earned under the Plan shall constitute short-term deferrals for purposes of the regulations issued under Internal Revenue Code Section 409A (“409A”) and that all provisions of this Plan shall be interpreted in all events in a manner consistent with such intent, to the extent 409A could apply.

Adopted by the Board of Directors of Everett Co-operative Bank on April 20, 2022.

Appendix A

Performance Goals	Weighting
Pre-provision Net Revenue	30%
Net Charge Off	15%
Efficiency Ratios	15%
Loan Growth	20%
Strategic Initiatives	20%

100%

Appendix B

	Incentive Opportunity as a Percentage of Annual Base Salary(1)
Tier	Threshold	Target	Maximum
Tier 1 (CEO, COO/CFO, CLO)	15%	30%	45%
Tier 2	10%	20%	30%
Tier 3	8.75%	17.50%	26.25%
Tier 4	7.50%	15%	22.50%
Tier 5	3.50%	7%	10%

(1)	As of December 31st of the applicable Performance Period